Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VERSARTIS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

VERSARTIS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware pursuant to the General Corporation Law under the name of VERSARTIS, INC. on December 10, 2008.

SECOND: That an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware pursuant to the General Corporation Law under the name of VERSARTIS, INC. on February 14, 2011.

THIRD: That a Certificate of Amendment to Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware pursuant to the General Corporation Law under the name of VERSARTIS, INC. on October 12, 2012.

FOURTH: That an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware pursuant to the General Corporation Law under the name of VERSARTIS, INC. on January 7, 2013.

FIFTH: That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Versartis, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, Delaware, 19901, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is Three Hundred Fifteen Million Eight Hundred Sixteen Thousand Four Hundred Sixty-Two (315,816,462). The total number of shares of common stock authorized to be issued is One Hundred Eighty Million (180,000,000), par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is One Hundred Thirty-Five Million Eight Hundred Sixteen Thousand Four Hundred Sixty-Two (135,816,462), par value $0.0001 per share (the “Preferred Stock”), of which Twenty-Two Million (22,000,000) are designated “Series A Preferred Stock”, Forty-Six Million Four Hundred Twenty-Five Thousand Nine Hundred Fifty (46,425,950) are designated “Series B Preferred Stock”, Thirty-Six Million Four Hundred Forty-Four Thousand Four Hundred Forty-Four (36,444,444) are designated “Series C Preferred Stock”, Seventeen Million Seven Hundred Seventy-Seven Thousand Seven Hundred Seventy-Seven (17,777,777) are designated “Series D-1 Preferred Stock” and Thirteen Million One Hundred Sixty-Eight Thousand Two Hundred Ninety-One (13,168,291) are designated “Series D-2 Preferred Stock.” The “Series D-1 Preferred Stock” and the “Series D-2 Preferred Stock” are referred to collectively as the “Series D Preferred Stock.”

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D-1 Preferred Stock and the Series D-2 Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) Subject to Section 2(a), the holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than solely in Common Stock) on the Common Stock of this corporation, at the applicable Dividend Rate (as such term is defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the Requisite Threshold (as such term is defined below). For purposes of this Subsection 1(a), “Dividend Rate” shall mean $0.036 per annum for each share of Series A Preferred Stock, $0.036 per annum for each share of Series B Preferred Stock, $0.045 per annum for each share of Series C Preferred Stock, $0.045 per annum for each share of Series D-1 Preferred Stock and $0.06075 per annum for each share of Series D-2 Preferred Stock (all subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). This corporation shall not declare any dividend with respect to any period prior to October 1, 2013.

The “Requisite Threshold” shall mean either (a) the Considered Holders Threshold (as such term is defined below) or (b) the Alternative Threshold (as such term is defined below). “Considered Holders Threshold” shall mean at least 75% of the Considered Holders (as such term is defined below). “Alternative Threshold” shall mean both (a) a majority of the Board, including a majority of the directors of the Corporation that are not Preferred Directors (as such term is defined below) and (b) either (i) a majority of the Considered Holders, or, (ii) if there are fewer than three (3) Considered Holders, all of the remaining Considered Holders. Subject to the last sentence of this paragraph, the “Considered Holders” shall mean the New Leaf Holder (as such term is defined below), the Advent Holder (as such term is defined below), the Index Holder (as such term is defined below), the Aisling Holder (as such term is defined below) and the Sofinnova Holder (as such term is defined below). The “New Leaf Holder” shall mean the holder or holders of a majority of the outstanding shares of Preferred Stock (taken together as a single class and not as separate series, and on an as-converted basis) that were originally issued by this corporation to New Leaf Ventures II, L.P. The “Advent Holder” shall mean the holder or holders of a majority of the aggregate number of outstanding shares of Preferred Stock (taken together as a single class and not as separate series, and on an as-converted basis) that were originally issued by this corporation to Advent Life Sciences Fund I LP and Advent Life Sciences LLP. The “Index Holder” shall mean the holder or holders of a majority of the outstanding shares of Preferred Stock (taken together as a single class and not as separate series, and on an as-converted basis) that were originally issued by this corporation to Index Ventures IV (Jersey), L.P., Index Ventures IV Parallel Entrepreneurs Fund (Jersey), L.P. and Yucca (Jersey) SLP. The “Aisling Holder” shall mean the holder or holders of a majority of the outstanding shares of Preferred Stock (taken together as a single class and not as separate series, and on an as-converted basis) that were originally issued by this corporation to Aisling Capital III, LP. The “Sofinnova Holder” shall mean the holder or holders of a majority of the aggregate number of outstanding shares of Preferred Stock (taken together as a single class and not as separate series, and on an as-converted basis) that were originally issued by this corporation to Sofinnova Venture Partners VIII, L.P. In the event that any shares of Preferred Stock that were originally issued to the New Leaf Holder, the Advent Holder, the Index Holder, the Aisling Holder or the Sofinnova Holder, as applicable, are converted into shares of Common Stock pursuant to (i) the “First Closing Special Mandatory Conversion” provisions set forth in Section 8(a) of Part B of Article IV of this Certificate of Incorporation, (ii) the “Second Closing Special Mandatory Conversion/Cancellation” provisions set forth in Section 8(b) of Part B of Article IV of this Certificate of Incorporation or (iii) the “Qualified Financing Mandatory Conversion/Cancellation” provisions set forth in Section 8A of Part B of Article IV of this Certificate of Incorporation, then such New Leaf Holder, Advent Holder, Index Holder, Aisling Holder or Sofinnova Holder as applicable, shall no longer be a “Considered Holder” for any purpose.

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rates.

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as such term is defined below), the holders of each series or sub-series of Preferred Stock shall be entitled to be paid, out of the assets of this corporation available for distribution to its stockholders (the “Proceeds”), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as such term is defined below) for such series or sub-series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Subsection 2(a), In the event that this corporation determines to distribute the proceeds (cash or otherwise) resulting from any sale or other transfer of a significant portion of its securities or sale, lease, transfer, license and/or other disposition of a significant portion of its assets which does not constitute a Liquidation Event, such proceeds (including with respect of any ongoing payments, such as a royalty or milestone payments) will be distributed in accordance with this Subsection 2(a), and not as a dividend. For purposes of this Amended and Restated Certificate of Incorporation, “Series A Original Issue Price” shall mean $0.45 per share for each share of Series A Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Preferred Stock), “Series B Original Issue Price” shall mean $0.45 per share for each share of Series B Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock), “Series C Original Issue Price” shall mean $0.5625 per share for each share of Series C Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock), “Series D-1 Original Issue Price” shall mean $0.5625 per share for each share of Series D-1 Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series D-1 Preferred Stock) and “Series D-2 Original Issue Price” shall mean $0.7594 per share for each share of Series D-2 Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series D-2 Preferred Stock). Each of the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, the Series D-1 Original Issue Price and the Series D-2 Original Issue Price is sometimes referred to herein as an “Original Issue Price.”

(b) Upon completion of the distribution required by Subsection (a) of this Section 2, all of the remaining Proceeds shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Amended and Restated Certificate of incorporation immediately prior to such Liquidation Event).

(c) If this corporation consummates a Liquidation Event in which the Proceeds of such Liquidation Event are paid on a contingent, earn-out, tranched or similar basis,

the provisions of this Section 2, including, without limitation, Section 2(a) and Section 2(b), shall continue to apply to such Liquidation Event. In the event the initial distribution or distributions of the Proceeds is insufficient to permit the payment to the holders of each series of Preferred Stock as set forth in Section 2(a), then all subsequent distributions of Proceeds shall be first made to the holders of each series of Preferred Stock, prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, until all holders of each series of Preferred Stock have received an amount per share equal to the sum of the applicable Original Issue Price for such series of Preferred Stock, plus declared but unpaid dividends on such share. Upon completion of such distribution, all distributions of the remaining Proceeds shall be distributed among the holders of Preferred Stock and Common Stock in accordance with Section 2(b).

(d) (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by this corporation or any subsidiary of this corporation of all or substantially all of the assets of this corporation and its subsidiaries taken as a whole (it being expressly understood that the sale, lease, transfer, exclusive license or other disposition of VRS-317 would be deemed to be a sale, lease, transfer, exclusive license or other disposition of substantially all of this corporation’s assets), except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of this corporation, (B) the consummation of the merger or consolidation of this corporation (or of a subsidiary of this corporation and in which this corporation issues shares of its capital stock pursuant to such merger or consolidation) with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold more than 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity or the parent of the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity), or (D) a voluntary or involuntary liquidation, dissolution or winding up of this corporation. Notwithstanding the prior sentence, the sale of shares of Series D Preferred Stock pursuant to the Series D Preferred Stock Purchase Agreement, dated on or about the date of the filing of this Amended and Restated Certificate of Incorporation, by and among this corporation and the holders of the Series D Preferred Stock, as such agreement may from time to time be amended (the “Series D Purchase Agreement”), shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the Requisite Threshold.

(ii) In any Liquidation Event, if any Proceeds received by this corporation or its stockholders are in property other than cash, the value of such Proceeds shall be the fair market value of such property, determined as follows:

(A) For securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the volume-weighted average price of the securities on such exchange or market over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be deemed to be the fair market value thereof, as determined in good faith by agreement of the Board of Directors of this corporation and the Requisite Threshold.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount (as determined in good faith by agreement of the Board of Directors of this corporation and the Requisite Threshold) from the market value determined as above in clauses (A) (1), (2) or (3) to reflect the approximate fair market value thereof.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with, or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the Requisite Threshold.

(v) In the event of a Liquidation Event referred to in Subsection 2(d)(i)(A) or in Subsection 2(d)(i)(B) in which a subsidiary of this corporation is a constituent party and in which this corporation issues shares of capital stock pursuant to such merger or consolidation (if this corporation does not effect a dissolution of this corporation under the General Corporation Law within 90 days after such Liquidation Event) then

(a) this corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (b) to require the redemption of such shares of Preferred Stock, and

(b) unless the Requisite Threshold determines otherwise in a written instrument delivered to this corporation, not later than one hundred twenty (120) days after such Liquidation Event, this corporation shall use the consideration received by this corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by agreement of the Board of Directors of this corporation and the Requisite Threshold), together with any other assets of this corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Liquidation Event, to redeem on a pari passu basis all outstanding shares of Preferred Stock at a price per share equal to the sum of the applicable Original Issue Price plus declared but unpaid dividends on such share.

In the event of a redemption pursuant to Subsection 2(d)(v), if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, this corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after this corporation has funds legally available therefor.

(c) This corporation shall send written notice of a redemption pursuant to Subsection 2(d)(v) (the “Redemption Notice”) to each holder of record of Preferred Stock not less than twenty (20) days prior to the date of such redemption. Each Redemption Notice shall state: (i) the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and/or Series D-2 Preferred Stock held by the holder that this corporation shall redeem on the redemption date specified in the Redemption Notice; (ii) the redemption date and the price at which each share shall be redeemed; (iii) the date upon which the holder’s right to convert such shares terminates; and (iv) that the holder is to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d) On or before the redemption date, each holder of shares of Preferred Stock to be redeemed, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall deliver to this corporation during regular business hours at the office of any transfer agent of this corporation for the Common Stock, or at such other place as may be designated by this corporation in the Redemption Notice, the certificate or certificates representing the shares of Preferred Stock so redeemed, duly endorsed or assigned in blank or to this corporation (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate). In the event less than all of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock or Series D-2 Preferred Stock represented by a certificate are redeemed, a new certificate representing such unredeemed shares shall promptly be issued to such holder.

(e) If the Redemption Notice shall have been duly given, and if on the redemption date the redemption price payable upon redemption of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and/or Series D-2 Preferred Stock to be redeemed on the redemption date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and/or Series D-2 Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and/or Series D-2 Preferred Stock shall forthwith after the redemption date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor.

(f) Prior to the distribution or redemption provided for in this Section 2, this corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business.

3. Redemption. The Preferred Stock is not redeemable, except as provided in Subsection 2(d)(v), and provided that this section shall not be construed to prevent the operation of Section 2 above.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 8(b), Section 8A and Section 9, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series A Conversion Price” per share for the Series A Preferred Stock shall be the Series A Original Issue Price, the initial “Series B Conversion Price” per share for the Series B Preferred Stock shall be the Series B Original Issue Price, the initial “Series C Conversion Price” per share for the Series C Preferred Stock shall be the Series C Original Issue Price, the initial “Series D-1 Conversion Price” per share for the Series D-1 Preferred Stock shall be the Series D-1 Original Issue Price and the initial “Series D-2 Conversion Price” per share for the Series D-2 Preferred Stock shall be the Series D-2 Original Issue Price and each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D-1 Conversion Price and the Series D-2 Conversion Price is sometimes referred to herein as a “Conversion Price”. The Conversion Price applicable to each series of Preferred Stock shall be subject to adjustment as set forth in Subsection 4(d).

(b) Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering resulting in a listing on the New York Stock Exchange, Nasdaq Capital Market or Nasdaq Global Market pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is greater than two times the Series D-2 Original Issue Price per share (subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and at least $50,000,000 of net proceeds to this corporation (after deduction of underwriting commissions and expenses) (a “Qualified Public Offering”) or (ii) the date specified by written consent or agreement of the Requisite Threshold.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act that is not a Qualified Public Offering, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of Subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Stock Splits, Stock Dividends, Combinations/Reverse Splits and Dilutive Issuances. The respective Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Stock Splits and Dividends. In the event this corporation should at any time after the date upon which any shares of Series D Preferred Stock were first issued (the “Purchase Date”) effectuate a split or subdivision of the outstanding shares of

Common Stock or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or in securities or rights convertible into or exchangeable or exercisable for, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”), without payment of any consideration, other than in the form of corporation securities, by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such split or subdivision or as of such record date (or the payment date of such dividend or distribution if no record date is fixed), the Conversion Price for each series of Preferred Stock shall be decreased by multiplying the previously applicable Conversion Price for such series by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the split, subdivision or record date (or payment date) and whose denominator is (a) in the case of a split or subdivision, the number of shares of Common Stock outstanding immediately after the split or subdivision, (b) in the case of such a dividend/distribution record date, the sum of the number of shares of Common Stock outstanding immediately before such record date plus the number of shares of Common Stock issuable in such dividend/distribution plus the number of shares of Common Stock deemed issuable (without payment) as to any Common Stock Equivalents issuable in such dividend/distribution, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section 4(d)(iii)(C) (subject to possible future recomputation in accordance therewith), and (c) in the case of such a dividend/distribution paid without the setting of a record date, the sum of the number of shares of Common Stock outstanding immediately before such dividend/distribution plus the number of shares of Common Stock issued in such dividend/distribution plus the number of shares of Common Stock deemed issuable (without payment) as to any Common Stock Equivalents issued in such dividend/distribution, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section 4(d)(iii)(C) (subject to possible future recomputation in accordance therewith).

(ii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, as of such reverse split or combination, the Conversion Price for each series of Preferred Stock shall be increased by multiplying the previously applicable Conversion Price for such series by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the reverse split or combination and whose denominator is the number of shares of Common Stock outstanding immediately after the reverse split or combination.

(iii) Issuance of Additional Shares below Conversion Price. If this corporation should issue at any time after the Purchase Date any Additional Shares (as such term is defined below) without consideration or for a consideration per share less than the Conversion Price for a series or sub-series of Preferred Stock in effect immediately before the issuance of such Additional Shares, the Conversion Price for such series or sub-series in effect immediately before each such issuance shall automatically be adjusted as set forth in this Section 4(d)(iii), unless otherwise provided in this Section 4(d)(iii).

(A) Adjustment Formula. Whenever the Conversion Price applicable to a series or sub-series of Preferred Stock is adjusted pursuant to this Section (4)(d)(iii), the new Conversion Price applicable to such series or sub-series shall be determined by multiplying the Conversion Price then in effect for such series or sub-series by a fraction, (w) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of Additional Shares, including the number of shares of common stock deemed issued pursuant to the following sentence (together, the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and (x) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares; provided, that, notwithstanding the foregoing, the Conversion Price applicable to Series D-2 Preferred Stock shall be determined as follows: (y) if the consideration per share for such Additional Shares is less than the Series D-2 Conversion Price then in effect but greater than the Series D-1 Conversion Price then in effect, the Series D-2 Conversion Price shall be reduced to the consideration per share received by this corporation for such Additional Shares; and (z) if the consideration per share for such Additional Shares is less than the Series D-1 Conversion Price then in effect, the Series D-2 Conversion Price shall be reduced to the Series D-1 Conversion Price (after giving effect to the adjustment to such Series D-1 Conversion Price as set forth in this Section 4(d)(iii)(A)).

For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(iii)(C) below.

(B) Definition of “Additional Shares”. For purposes of this Section 4(d)(iii), “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(iii)(C)) by this corporation after the Purchase Date) other than:

(1) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by a majority of the Preferred Directors (as such term is defined below);

(2) shares of Common Stock issued or issuable in or under a Qualified Public Offering;

(3) shares of Common Stock or other underlying security actually issued upon the conversion, exchange or exercise of any derivative security;

(4) securities issued in connection with bona fide acquisitions, sales of assets, mergers or similar transactions, the terms of which are approved by a majority of the Preferred Directors;

(5) shares of Common Stock issued in connection with stock splits, stock dividends or other distributions on this corporation’s capital stock that is covered by Subsections 4(d)(i), 4(d)(ii), 4(e) or 4(f);

(6) the issuance of securities or rights to persons or entities with which this corporation has business relationships, provided that (a) such issuances are primarily for other than equity financing purposes, (b) such issuances have been approved by a majority of the Preferred Directors, and (c) the aggregate number of securities or rights issued pursuant to this clause (6), clause (7) and clause (8) shall not exceed 5,000,000 shares (on an as-converted to Common Stock or as-exercised basis, and subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like);

(7) securities issued to financial institutions with federal or state charters or to lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, provided that (a) such issuances have been approved by a majority of the Preferred Directors, and (b) the aggregate number of securities issued pursuant to clause (6), this clause (7) and clause (8) shall not exceed 5,000,000 shares (on an as-converted to Common Stock or as-exercised basis, and subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like);

(8) securities issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of this corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, provided that, in each case, (x) the terms of such business relationship and such issuance have been approved by a majority of the Preferred Directors, and (y) the aggregate number of securities issued pursuant to clause (6), clause (7) and this clause (8) shall not exceed 5,000,000 shares (on an as-converted to Common Stock or as-exercised basis, and subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like);

(9) shares of Common Stock issued or issuable as a result of the antidilution provisions of any derivative securities; and

(10) shares of Common Stock issued, or issuable with the approval of a majority of the Preferred Directors and the affirmative vote or written consent of the Requisite Threshold in favor of a resolution which expressly states that such shares of Common Stock are not to be considered Additional Shares.

(C) Rules Regarding Common Stock Equivalents. If (after the Purchase Date) Common Stock Equivalents are issued, the following provisions shall apply for all purposes of this Section 4(d)(iii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, and including the effect of antidilution adjustments that have already been made) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Common Stock

Equivalents were issued and for a consideration equal to the consideration, if any, received by this corporation for any such Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (but including the effect of antidilution adjustments that have already been made) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(iii)(F)).

(2) In the event of any change in the number of shares of Common Stock deliverable to this corporation upon conversion, exchange or exercise of any Common Stock Equivalents or in the consideration payable to this corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series or sub-series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series or sub-series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock Equivalents that remain convertible, exchangeable or exercisable and the number of shares of Common Stock previously actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(D) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(iii), except to the limited extent provided for in Sections 4(d)(iii)(C)(2) and 4(d)(iii)(C)(3), no adjustment of the Conversion Price for a series or sub-series of Preferred Stock pursuant to this Section 4(d)(iii) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately before such adjustment.

(E) No Fractional Adjustments. No adjustment of the Conversion Price for any series or sub-series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made before three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(F) Determination of Consideration. In the case of the issuance of securities for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 4(d), then, in each such case for the purpose of this Subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Mergers, Reorganizations, Recapitalizations. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, consolidation or merger involving this corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 2 or Subsections 4(d) or 4(e)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of each series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of this corporation issuable upon conversion of one share of such series or sub-series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by agreement of the Board of Directors of this corporation and the Requisite Threshold) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of each series or sub-series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price to such series or sub-series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series or sub-series of Preferred Stock.

(g) No Impairment. This corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 6 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights, of the holders of the Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series or sub-series of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series or sub-series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of each series or sub-series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common

Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided in Subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. So long as a majority of shares of the aggregate number of Series A Preferred Stock originally issued by this corporation to Index Ventures IV (Jersey), L.P., Index Ventures IV Parallel Entrepreneurs Fund (Jersey), L.P. and Yucca (Jersey) SLP continues to be held by such entities, the holders of shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series A Director”). So long as a majority of shares of the aggregate number of Series B Preferred Stock originally issued by this corporation to New Leaf Ventures II, L.P. continues to be held by New Leaf Ventures II, L.P., the holders of shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B (New Leaf) Director”). In addition, so long as a majority of the aggregate number of shares of Series B Preferred Stock originally issued by this corporation to Advent Life Sciences LLP and Advent Life Sciences Fund I LP continues to be held by such entities, the holders of shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B (Advent) Director”). So long as a majority of the aggregate number of shares of Series C Preferred Stock originally issued by this corporation to Aisling Capital III, LP continues to be held by Aisling Capital III, LP, the holders of shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series C Director”). So long as a majority of the aggregate number of shares of Series D Preferred Stock originally issued by this corporation to Sofinnova Venture Partners VIII, L.P. continues to be held by Sofinnova Venture Partners VIII, L.P., the holders of shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series D Director”). So long as a majority of the aggregate number of shares of Preferred Stock issued by this corporation continues to be outstanding, the holders of shares of Preferred Stock, voting as a single class, shall be entitled to elect one (1) independent director at any election of directors for this corporation. The holders of shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors. Each of the Series A Director, Series B (New Leaf) Director, Series B (Advent) Director, Series C Director and Series D Director shall be a “Preferred Director.” All shares of capital stock held or acquired by Affiliates of any of the entities named in this paragraph shall be aggregated together for the purpose of determining the availability of rights granted in this paragraph.

If the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first paragraph of this Subsection 5(b), then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of this corporation other than by the stockholders of this corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the total number of directors of this corporation. Any director may be removed without cause during his or her term of office by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. Except as otherwise provided in this Subsection 5(b), a vacancy in any directorship entitled to be elected by the holders of any class or series, voting exclusively and as a separate class, shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series.

6. Protective Provisions.

(a) Neither this corporation nor any direct or indirect subsidiary of this corporation shall directly or indirectly (by amendment, merger, consolidation or otherwise) without first obtaining the Board of Directors’ approval, including the approval of a majority of the Preferred Directors:

(i) make any investment other than investments in prime commercial paper, money market funds or investments of similar risk profile;

(ii) hire, terminate or change the compensation of any executive officer or approve any equity compensation plans or grants for executive officers;

(iii) approve any annual operating plan, budget or any changes thereto, or make (A) any expenditures in the aggregate exceeding by more than $500,000 the aggregate amount of expenditures authorized in the budget most recently and specifically approved by a majority of the Preferred Directors or (B) any new expenditures individually or in the aggregate exceeding $500,000;

(iv) appoint, dismiss or change the appointment of this corporation’s auditor, general outside counsel or patent counsel;

(v) take any action to effect any initial public offering of the equity securities of this corporation or any of its subsidiaries;

(vi) amend or modify, or waive any rights under, any provision of the Second Amended and Restated License Agreement, dated December 30, 2010, between this corporation and Amunix Operating, Inc., as amended by the letter agreement dated February 3, 2011, and as further amended by the Amendment No, 1 to Second Amended and Restated Licensing Agreement effective January 7, 2013 (the “License Agreement”);

(vii) consummate or consent to a Liquidation Event;

(viii) increase or decrease the total number of authorized shares of any series or sub-series of Preferred Stock or of Common Stock;

(ix) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series or sub-series of capital stock (or any security convertible into or exercisable for any such capital stock) that ranks senior to or pari passu with any series or sub-series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of this corporation, the payment of dividends and rights of redemption;

(x) (A) reclassify, alter or amend any existing security of the corporation that is pari passu with any series or sub-series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any series or sub-series of Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the corporation that is junior to any series or sub-series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series or sub-series of Preferred Stock in respect of any such right, preference or privilege;

(xi) alter or change the rights, preferences or privileges of any series or sub-series of Preferred Stock;

(xii) amend, waive, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or this corporation’s Bylaws;

(xiii) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare a dividend or make any distribution on the capital stock of this corporation (or any subsidiary of this corporation), other than (a) dividends or distributions on the Preferred Stock as expressly authorized in this Amended and Restated Certificate of Incorporation; (b) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; or (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for this corporation or any subsidiary of this corporation in connection with the cessation of such employment or service at the lower of the original purchase price for such stock or the then-current fair market value of such stock;

(xiv) purchase or acquire any other business or entity (whether by asset purchase, stock purchase, merger or otherwise) or create any subsidiary;

(xv) make any loan or advance, or grant any credit, in excess of $500,000, except as arising in the ordinary course of business;

(xvi) make any loan or advance, or grant any credit, to any person, including any employee or director of this corporation or any subsidiary, except advances for travel expenses and similar expenditures to be incurred on behalf of this corporation in the ordinary course of business;

(xvii) create or authorize the creation of any debt security or take on any indebtedness or guarantee in excess of $500,000;

(xviii) guarantee any indebtedness except for accounts receivable arising in the ordinary course of business;

(xix) adopt or amend any stock option scheme or any other equity incentive plan (including any increase to the number of shares reserved for issuance thereunder);

(xx) change the principal business of this corporation, enter into new lines of business or exit a line of business;

(xxi) sell, transfer, lease, assign, license, pledge, encumber or dispose of any assets or intellectual property of this corporation (whether by a single transaction or a series of related transactions) the aggregate fair market value of which exceeds $1,000,000 (excluding any transfer or assignment required by the License Agreement);

(xxii) purchase or acquire any assets or intellectual property (whether by a single transaction or a series of related transactions) the aggregate fair market value of which exceeds $1,000,000;

(xxiii) enter into any transaction with any officer, director or other affiliate of this corporation (except those approved by 75% of the disinterested directors); or

(xxiv) change the authorized number of directors constituting the Board of Directors of this corporation to a number other than seven (7).

(b) Neither this corporation nor any direct or indirect subsidiary of this corporation shall directly or indirectly (by amendment, merger, consolidation or otherwise) without first obtaining the written consent or affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Series D Preferred Stock, consenting or voting separately as a class:

(i) amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or this corporation’s Bylaws in a manner that adversely affects the rights, preference or privileges of the Series D-1 Preferred Stock or Series D-2 Preferred Stock;

(ii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series or sub-series of capital stock (or any security convertible into or exercisable for any such capital stock) that ranks senior to or pari passu with the Series D-1 Preferred Stock or Series D-2 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of this corporation, the payment of dividends and rights of redemption;

(iii) (A) reclassify, alter or amend any existing security of the corporation that is pari passu with the Series D-1 Preferred Stock or Series D-2 Preferred Stock, respectively, in respect of the distribution of assets on the liquidation, dissolution or winding up of the corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series D1 Preferred Stock or Series D-2 Preferred Stock, respectively, in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the corporation that is junior to the Series D-1 Preferred Stock or Series D-2 Preferred Stock, respectively, in respect of the distribution of assets on the liquidation, dissolution or winding up of the corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series D-I Preferred Stock or Series D-2 Preferred Stock, respectively, in respect of any such right, preference or privilege;

(iv) declare or pay any dividend on any capital stock;

(v) alter or change the rights, preference or privileges of the Series D Preferred Stock in a manner that adversely affects the rights, preference or privileges of the Series D Preferred Stock;

(vi) consummate or consent to a Liquidation Event unless the holders of Series D-1 Preferred Stock and Series D-2 Preferred Stock, as applicable, would receive in such Liquidation Event an amount equal to the Liquidation Preference (as defined below) in respect of the then outstanding Series D-1 Preferred Stock and Series D-2 Preferred Stock, as applicable; or

(vii) increase or decrease the authorized number of shares of the Series D Preferred Stock.

“Liquidation Preference” shall mean the liquidation preference to which the holders of a series of Preferred Stock are entitled with respect to such series in a Liquidation Event.

(c) Neither this corporation nor any direct or indirect subsidiary of this corporation shall directly or indirectly (by amendment, merger, consolidation or otherwise) without first obtaining the written consent or affirmative vote of the Requisite Threshold:

(i) consummate or consent to a Liquidation Event;

(ii) amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or this corporation’s Bylaws;

(iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series or sub-series of capital stock (or any security convertible into or exercisable for any such capital stock) that ranks senior to or pari passu with any series or sub-series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of this corporation, the payment of dividends and rights of redemption;

(iv) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(v) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare a dividend or make any distribution on the capital stock of this corporation (or any subsidiary of this corporation), other than (a) dividends or distributions on the Preferred Stock as expressly authorized in this Amended and Restated Certificate of Incorporation; (b) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; or (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for this corporation or any subsidiary of this corporation in connection with the cessation of such employment or service at the lower of the original purchase price for such stock or the then-current fair market value of such stock;

(vi) create or authorize the creation of any debt security or take on any indebtedness or guarantee in excess of $500,000;

(vii) increase or decrease the size of the Board of Directors;

(viii) increase the number of shares reserved for issuance under this corporation’s equity incentive plans;

(ix) alter or change the rights, preferences or privileges of any series or sub-series of Preferred Stock;

(x) guarantee any indebtedness except for accounts receivable arising in the ordinary course of business;

(xi) adopt or amend any stock option scheme or any other equity incentive plan;

(xii) change the principal business of this corporation, enter into new lines of business or exit a line of business;

(xiii) sell, transfer, lease, assign, license, pledge, encumber or dispose of any assets or intellectual property of this corporation (whether by a single transaction or a series of related transactions) the aggregate fair market value of which exceeds $1,000,000 (excluding any transfer or assignment required by the License Agreement);

(xiv) purchase or acquire any assets or intellectual property (whether by a single transaction or a series of related transactions) the aggregate fair market value of which exceeds $1,000,000;

(xv) enter into any transaction with any officer, director or other affiliate of this corporation (except those approved by 75% of the disinterested directors); or

(xvi) make any loan or advance, or grant any credit, to any employee or director of the corporation or any subsidiary, except advances for travel expenses and similar expenditures to be incurred on behalf of the corporation in the ordinary course of business.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. First Closing Special Mandatory Conversion; Second Closing Special Mandatory Conversion/Cancellation.

(a) If (i) the First Closing is consummated in accordance with the terms of the Series D Purchase Agreement (including the satisfaction by this corporation of all conditions specified in Section 4 thereof or waiver of such conditions in accordance with the Series D Purchase Agreement), and (ii) any holder of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock who or that is required to do so has not purchased and acquired at the First Closing all of the shares of Series D-1 Preferred Stock set forth opposite such holder’s name under the heading “First Closing Shares” on Schedule A to the Series D Purchase Agreement (each such holder, a “First Closing Defaulting Purchaser”), then, effective concurrently with the consummation of the First Closing, each share of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such First Closing Defaulting Purchaser shall automatically, and without any further action on the part of such First Closing Defaulting Purchaser or this corporation, be converted into one share of Common Stock effective upon, subject to, and concurrently with, the consummation of the First Closing. Upon conversion of any shares of Preferred Stock pursuant to this Section 8(a), the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock so converted shall be cancelled and not subject to reissuance. Promptly following the consummation of the First Closing, this corporation shall send to each First Closing Defaulting Purchaser (and the relevant transferors, if applicable) written notice of such mandatory conversion, and of the place designated for the surrender of such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to this Section 8(a). Each First Closing Defaulting Purchaser shall cooperate as reasonably requested by this corporation in effecting the mandatory conversion provided for in this Section 8(a), including without limitation as provided in Section 9 below. Such conversion is referred to as a “First Closing Special Mandatory Conversion.”

(b) If (i) the Second Closing is consummated in accordance with the terms of the Series D Purchase Agreement (including the satisfaction by this corporation of all conditions specified in Section 5 thereof or waiver of such conditions in accordance with the Series D Purchase Agreement), and (ii) any holder of shares of Series D Preferred Stock or of shares of Common Stock issued upon the conversion of shares of Series D Preferred Stock (or the original purchaser from this corporation of the relevant shares of Series D Preferred Stock in the case of shares of Series D Preferred Stock or shares of Common Stock issued upon conversion of shares of Series D Preferred Stock that have been transferred by the original purchaser) who or that is required to do so has not purchased and acquired at or before the Second Closing all of the shares of Series D-2 Preferred Stock set forth opposite such holder’s name under the heading “Second Closing Shares” on Schedule A to the Series D Purchase Agreement (each such holder, a “Second Closing Defaulting Purchaser”), then, effective concurrently with the consummation of the Second Closing, (x) each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held by such Second Closing Defaulting Purchaser shall be automatically, and without further action on the part of such Second Closing Defaulting Purchaser or this corporation, be converted into 0.20 of one share of Common Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and (y) all Escrowed Shares (as such term is defined below) held by each Defaulting Purchaser (“Second Closing Default Cancelled Shares”) shall automatically be deemed surrendered to this corporation and cancelled. Upon conversion of any shares of Preferred Stock pursuant to this Section 8(b), the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock so converted shall be cancelled and not subject to reissuance. Promptly following the consummation of the Second Closing, this corporation shall send to the Escrow Agent (as such term is defined below) and each Second Closing Defaulting Purchaser (and the relevant transferors, if applicable) written notice of such mandatory conversion and/or cancelation of Second Closing Default Cancelled Shares, and of the place designated for the surrender of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Common Stock pursuant to this Section 8(b). Each Second Closing Defaulting Purchaser shall cooperate as reasonably requested by this corporation or the Escrow Agent in effecting the mandatory conversion and/or cancellation provided for in this Section 8(b), including without limitation as provided in Section 9 below. Such conversion is referred to as a “Second Closing Special Mandatory Conversion/Cancellation.”

8A. Qualified Financing Mandatory Conversion/Cancellation.

(a) In the event that any holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock does not participate in a Qualified Financing (as such term is defined below) by purchasing in the aggregate at least half of such holder’s Pro Rata Amount, in such Qualified Financing and within the time period specified by this corporation (provided, that this corporation has sent to each holder of Preferred Stock at least ten (10) days written notice of, and the opportunity to purchase at least half of such holder’s Pro Rata Amount (as such term is defined below) of, the Qualified Financing), (x) each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held by such holder (a “Qualified Financing Defaulting Purchaser”) shall automatically, and without any further action on the part of such holder, be converted into 0.20 of one share of Common Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like)

effective upon, subject to, and concurrently with, the consummation of the Qualified Financing and (y) all Escrowed Shares held by each Qualified Financing Defaulting Purchaser (“Qualified Financing Default Cancelled Shares”) shall automatically be deemed surrendered to this corporation and cancelled. Upon conversion of any shares of Preferred Stock pursuant to this Subsection 8A(a), the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock so converted shall be cancelled and not subject to reissuance. Promptly following the consummation of the Qualified Financing, this corporation shall send to the Escrow Agent and each Qualified Financing Defaulting Purchaser (and the relevant transferors, if applicable) written notice of such mandatory conversion and/or cancellation of Qualified Financing Default Cancelled Shares, and of the place designated for the surrender of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Common Stock pursuant to this Section 8A. Each Qualified Financing Defaulting Purchaser shall cooperate as reasonably requested by this corporation or the Escrow Agent in effecting the mandatory conversion and/or cancellation provided for in this Section 8A, including without limitation as provided in Section 9 below. For purposes of determining the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock owned by a holder, and for determining the number of Offered Securities (as such term is defined below) a holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock has purchased in a Qualified Financing, all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by Affiliates (as such term is defined below) of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such conversion is referred to as a “Qualified Financing Mandatory Conversion/Cancellation.”

(b) Definitions:

(i) “Affiliate” shall mean any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management or advisory company with such holder.

(ii) “Offered Securities” shall mean the equity securities of this corporation set aside by the Board of Directors of this corporation for purchase by holders of outstanding shares of Preferred Stock in connection with a Qualified Financing, and offered to such holders.

(iii) “Pro Rata Amount” shall mean, with respect to any holder of Preferred Stock, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Common Stock issuable upon conversion of Preferred Stock or exercise of warrants for the purchase of Preferred Stock, in each case owned by such holder, and the denominator of which is equal to the aggregate number of outstanding shares of Common Stock issuable upon conversion of Preferred Stock or exercise of warrants for the purchase of Preferred Stock, or (b) the maximum number of Offered Securities that such holder is permitted by this corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors and applied on a pro rata basis to all holders of Preferred Stock.

(iv) “Qualified Financing” shall mean the first transaction involving the issuance or sale of Additional Shares after the effective date of this Amended and Restated Certificate of Incorporation (but not including the issuance of Series D Preferred Stock pursuant to the Series D Purchase Agreement) that is designated as such by the Board of Directors and by the Requisite Threshold.

9. Escrow of Shares Required for Conversion at Option of Holder; Delivery of Shares upon Mandatory Conversion/Cancellation.

(a) Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, in the event that (x) any holder of shares of Series D Preferred Stock elects to convert any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock pursuant to Subsection 4(a) prior to the Second Closing or (y) any holder of shares of Preferred Stock elects to convert any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock pursuant to Subsection 4(a) prior to a Qualified Financing, then, in each case, 80% of the shares of Common Stock issuable upon such conversion (the “Escrowed Shares”) shall be deposited with an escrow agent (the “Escrow Agent”) selected by this corporation. No holder of shares of Preferred Stock will be permitted to convert shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock unless and until arrangements satisfactory to this corporation and the Escrow Agent have been made for the deposit of 80% of the shares of Common Stock issuable upon such conversion with the Escrow Agent, together with stock powers duly endorsed in blank, sufficient to effectuate the arrangements, including the possible surrender and cancellation of such shares, as contemplated by Section 8(b) and Section 8A.

(b) Upon receipt of the notice specified in the third sentence of Section 8(a), the third sentence of Section 8(b) or the third sentence of Subsection 8A(a), the holder of any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock converted pursuant to Section 8(a), Section 8(b) or Section 8A, as applicable, shall promptly deliver to this corporation during regular business hours at the office of any transfer agent of this corporation for such series of Preferred Stock, or at such other place as may be designated by this corporation, the certificate or certificates representing the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock so converted, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to this corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this corporation to indemnify this corporation against any claim that may be made against this corporation on account of the alleged loss, theft or destruction of such certificate). All rights with respect to the shares of Preferred Stock converted pursuant to Section 8(a), Section 8(b) or Section 8A, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the conversion provided for in Section 8(a), Section 8(b) or Subsection 8A(a) above (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 9(b). As promptly as is practicable after the First Closing Mandatory Conversion, Second Closing Mandatory Conversion/Cancellation or Qualified Financing Mandatory Conversion/Cancellation, as applicable, this corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to which such holder is entitled, together with cash as provided in Subsection 4(h)(i) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock converted or Cancelled Shares, if applicable. Such converted Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series or sub-series, and this corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series 13 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock accordingly.

(c) Upon the earlier of the date of (i) receipt by the Escrow Agent of the notice specified in the third sentence of Section 8(b) or the third sentence of Section 8A(a), (ii) the consummation of a Liquidation Event and (iii) the conversion of all shares of Preferred Stock into Common Stock, in each case if the Second Closing and Qualified Financing has not occurred on or before such date, the Escrow Agent shall promptly deliver (A) to this corporation during regular business hours at the office of any transfer agent of this corporation for the Common Stock, or at such other place as may be designated by this corporation, the certificate or certificates representing all Cancelled Shares, duly endorsed or assigned in blank, and (B) to their respective record holders all Escrowed Shares that are not Cancelled Shares (the “Released Shares”), and such Released Shares shall be released from the escrow described in Subsection 9(a). All rights with respect to the Cancelled Shares, including the rights, if any, to receive notices (other than the notice specified in the third sentence of Section 8(b) and the third sentence of Subsection 8A(a)) and vote, will terminate upon the Second Closing Mandatory Conversion/Cancellation or the Qualified Financing Mandatory Conversion/Cancellation, as applicable.

(d) Definitions:

(i) “Cancelled Shares” shall mean the Second Closing Cancelled Shares and the Qualified Financing Cancelled Shares.

(ii) “Defaulting Purchaser” shall mean any First Closing Defaulting Purchaser, Second Closing Defaulting Purchaser or any Qualified Financing Defaulting Purchaser.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable, except as provided in Section 8(b) and Section 8A of Article IV(B).

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding capital stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be seven (7).

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XII

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

ARTICLE XIII

This corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

SIXTH: The foregoing amendment and restatement was approved by the holders’ of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

SEVENTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s earlier Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 1st day of October, 20l3.

/s/ Jeffrey Cleland
Jeffrey Cleland, President

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF VERSARTIS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

VERSARTIS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware pursuant to the General Corporation Law under the name of VERSARTIS, INC. on December 10, 2008 and amended and restated on February 14, 2011, amended on October 12, 2012, and amended and restated on January 7, 2013 and October 1, 2013.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED: that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of Section 5(b) (Voting for the Election of Directors) in its entirety and substituting the following in lieu thereof:

“(b) Voting for the Election of Directors. So long as a majority of shares of the aggregate number of Series A Preferred Stock originally issued by this corporation to Index Ventures IV (Jersey), L.P., Index Ventures IV Parallel Entrepreneurs Fund (Jersey), L.P. and Yucca (Jersey) SLP continues to be held by such entities, the holders of shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series A Director”). So long as a majority of shares of the aggregate number of Series B Preferred Stock originally issued by this corporation to New Leaf Ventures II, L.P. continues to be held by New Leaf Ventures II, L.P., the holders of shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B (New Leaf) Director”). In addition, so long as a majority of the aggregate number of shares of Series B Preferred Stock originally issued by this corporation to Advent Life Sciences LLP and Advent Life Sciences Fund I LP continues to be held by such entities, the holders of shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B (Advent) Director”). So long as a majority of the aggregate number of shares of Series C Preferred Stock

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originally issued by this corporation to Aisling Capital III, LP continues to be held by Aisling Capital III, LP, the holders of shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series C Director”). So long as a majority of the aggregate number of shares of Series D Preferred Stock originally issued by this corporation to Sofinnova Venture Partners VIII, L.P. continues to he held by Sofinnova Venture Partners VIII, L.P., the holders of shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series D Director”). Each of the Series A Director, Series B (New Leaf) Director, Series B (Advent) Director, Series C Director and Series D Director shall be a “Preferred Director.” So long as a majority of the aggregate number of shares of Preferred Stock issued by this corporation continues to be outstanding, the holders of shares of Preferred Stock, voting as a single class, shall be entitled to elect one (1) independent director at any election of directors for this corporation. The holders of shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors. The holders of all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company, as a single class and on an as-converted basis, shall be entitled to elect one (1) director at any election of directors. All shares of capital stock held or acquired by Affiliates of any of the entities named in this paragraph shall be aggregated together for the purpose of determining the availability of rights granted in this paragraph.”

RESOLVED: that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Section 6(a)(xxiv) (Protective Provisions) in its entirety and substituting the following in lieu thereof:

“(xxiv) change the authorized number of directors constituting the Board of Directors of this corporation to a number other than eight (8).”

RESOLVED: that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Article VI in its entirety and substituting the following in lieu thereof:

“The number of directors of this corporation shall be eight (8).”

THIRD: The foregoing amendment was approved by the holders’ of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 10th day of December, 2013.

/s/ Jeffrey Cleland
Jeffrey Cleland, President

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